EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

					From
					Inception
	12 Months	12 Months	12 Months	12 Months	August 31, 2012	March 30, 2012
	Ended	Ended	Ended	Ended	through	through
	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	August 30, 2012
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)

EARNINGS
Earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities	$101,921	$126,400	$70,622	$52,286	$(36,002)	$54,202
Add:Fixed charges (below)	290,259	262,232	273,000	291,347	94,923	135,487
Amortization of capitalized interest	740	813	986	—	—	549
Distributed income of equity investees	40,052	34,083	35,243	31,501	10,226	7,051
Less:Interest capitalized (below)	(234)	(203)	(315)	(511)	—	(14)

Earnings for ratio	432,738	423,325	379,536	374,623	69,147	197,275

FIXED CHARGES:
Interest on borrowings	110,731	96,857	111,072	129,963	45,259	67,614
Interest on capital and financing lease obligations	10,806	9,231	9,867	10,264	1,873	2,390
Interest capitalized	234	203	315	511	—	14
Estimated interest portion of rental expense (1)	168,488	155,941	151,746	150,609	47,791	63,029
Estimated interest portion of rental expense (1)-
discontinued operations	—	—	—	—	—	2,441

Fixed Charges	290,259	262,232	273,000	291,347	94,923	135,487

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$—	$—	$—	$25,776	$—

RATIO OF EARNINGS TO FIXED CHARGES	1.5	1.6	1.4	1.3		1.5

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.  For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees.  Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)  Used one-third of rent expense on operating leases.